Exhibit 1

Joint Filing Agreement

The persons below hereby agree that the Schedule 13G to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13G, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934. The undersigned also agree that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

EXECUTED this 31st day of August, 2017.

CELGENE SWITZERLAND LLC

By:	/s/ Kevin Mello
	Name:	Kevin Mello
	Title:	Manager

CELGENE CORPORATION

By:	/s/ Thomas M. Perone
	Name:	Thomas M. Perone
	Title:	Assistant Secretary

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